EXHIBIT 10.23

Retention Bonus Agreement

This Retention Bonus Agreement (“Agreement”), dated as of December __, 2017, is made and entered into by and between Nanometrics Incorporated (the “Company”) and Greg Swyt (“Employee”) (collectively the “Parties”).

WHEREAS, the Company desires to continue to employ Employee through July 1, 2018 (“Retention Date”).  As of December 6, 2017, Employee will continue to serve as Vice President of Finance and the Company’s interim Principal Financial Officer until a Chief Financial Officer is hired by the Company.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.Subject to the Employee satisfying the terms and conditions in this Agreement, the Company agrees to pay Employee the amount of Fifty Thousand Dollars and 0/100 cents ($50,000.00) (“Retention Bonus”), less appropriate and applicable payroll deductions, if Employee remains continuously employed by the Company through the Retention Date (“Retention Period”).  The Retention Bonus will be paid at the conclusion of the Retention Period on the Company’s next regularly scheduled pay day.

2.To be eligible to receive the Retention Bonus, Employee must satisfy each of the following terms and conditions during the Retention Period:  (a) remain actively employed with the Company through the Retention Period; (b) not resign for any reason or be terminated for cause prior to the Retention Date; (c) must perform all duties and responsibilities of the Principal Financial Officer in a satisfactory manner; (d) perform all tasks given to Employee in a satisfactory and timely manner, including transition tasks to the new Chief Financial Officer; (e) comply with the terms and conditions of this Agreement; and (f) must comply with all Company policies and procedures.  If Employee does not satisfy all of the above terms and conditions, Employee will not have earned the Retention Bonus, or any part thereof.

3.If Employee resigns for any reason or is terminated for cause as described before the end of the Retention Period, no Retention Bonus, or any pro rata portion thereof, shall be paid.  Cause includes: (1) Employee’s failure to satisfactorily perform the duties and responsibilities of Employee’s position as a Principal Financial Officer; (2) any act of insubordination, dishonesty, vandalism, theft, misappropriation, embezzlement, fraud, misrepresentation, or similar conduct by Employee; or (3) a breach by Employee of any of his obligations under this Agreement.  If Employee is terminated without cause as described above, Employee shall be paid a pro rata share of the Retention Bonus.

4.The Retention Bonus eligibility and/or its payment shall not alter the terms of other employment-related compensation or benefits for which Employee is eligible.

5.The Parties agree that this Agreement is for the sole purpose of providing a Retention Bonus to Employee.  This Agreement does not constitute an employment contract between Employee and the Company for any specific time period and does not in any way alter Employee’s status as an at-will employee.  By signing this Agreement, Employee expressly acknowledges that Employee can be terminated at any time, by the Employee or Company, with or without a reason.

6.This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without reference to its conflict of laws rules.

7.This Agreement shall be binding upon the parties hereto.  Nothing contained in this Agreement shall permit the assignment by Employee of any of Employee’s rights or obligations hereunder, and such assignment by Employee is expressly prohibited.  The Company may assign this Agreement to an entity affiliated or related to the Company.

8.If any term or provision of this Agreement is held invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.None of the provisions of this Agreement shall be considered waived except when set forth in writing and signed by the parties hereto.

10.This Agreement constitutes the entire understanding of the parties with regard to the Company’s provision of a Retention Bonus to Employee.  This Agreement supersedes all prior or contemporaneous discussions, representations, correspondence or agreements, whether oral or written, pertaining to the Retention Bonus.  All other agreements with regard to Employee’s employment shall remain in full force and effect.  Any modifications to this Agreement shall be in writing and signed by both parties.

11.The parties have each reviewed this Agreement and understand the terms and conditions hereof.  Each party has entered into this Agreement voluntarily and knowingly and without coercion or duress.

12.Notwithstanding any other provision herein: the parties intend that payments under this Agreement shall be exempt from, or comply with,  Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt therefrom.  Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible.  If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while the Employee is a “specified employee” (as defined by Section 409A)  with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Employee’s estate following the Employee’s death.  The Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Section 409A or damages for failing to comply with Section 409A.

Dated:	Greg Swyt

Greg Swyt

Dated:	Nanometrics Incorporated

By:

Its:

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